EXHIBIT 2.2

SETTLEMENT AND CONVEYANCE AGREEMENT

AND MUTUAL GENERAL RELEASE

                This Settlement and Conveyance Agreement and Mutual General Release (this "Agreement") is entered into as of November 29, 2001, by and between GalaGen Inc., a Delaware corporation (hereinafter referred to as  “GALAGEN”) as Borrower, and Transamerica Technology Finance Corporation, as Successor in Interest to Transamerica Business Credit Corporation, a Delaware corporation (hereinafter referred to as "Transamerica")as Lender, with reference to the following facts:

RECITALS

                A.            GALAGEN and Transamerica are parties to that certain Master Lease Agreement, dated as of June 30, 1998, as amended, and related documents (collectively, the "Transamerica Agreements").  Transamerica holds title to certain Equipment (as defined and set forth in the Transamerica Agreements) and holds a valid, perfected security interest in the Equipment and other Collateral (as defined and set forth in the Transamerica Agreements).

                B.            GALAGEN is in breach of certain covenants under the Transamerica Agreements for, among other things, its failure to make certain payments to Transamerica.

                C.            GALAGEN and Transamerica have conducted negotiations regarding their respective rights and liabilities and have agreed to resolve and compromise all disputes between them on the terms and conditions set forth in this Agreement.

AGREEMENT

                NOW, THEREFORE, GALAGEN and Transamerica agree as follows:

                1.             Release of Transamerica's Secured Interest in the Equipment to GALAGEN; Purchase Price.

                                A.            On the date this Agreement becomes effective and the consideration set forth in subparagraph (D)below is received by Transamerica (the "Closing Date"), Transamerica shall convey all of its right, title and interest in and to the Equipment to GALAGEN, free of any liens, encumbrances or other adverse interests that have been voluntarily placed by Transamerica, on an “As Is, Where Is” basis, by executing and delivering to GALAGEN a Bill of Sale in the form attached hereto as Exhibit A.  Notwithstanding any provisions of the Transamerica Agreements to the contrary, GALAGEN shall have no obligation to make any payment or provide any consideration for the Equipment beyond that provided for in subpargraph (D) below and any indemnification payments as applicable pursuant to the Bill of Sale attached hereto.  Transamerica has not voluntarily sold, assigned or encumbered the Equipment.

                                B.            On the Closing Date, Transamerica shall release all of Transamerica's right, title, and interest in and to the Equipment and other Collateral by executing and delivering to GALAGEN a UCC-3 termination statement in the form attached hereto as Exhibit B (the "UCC Termination").

                                C.            Upon execution and delivery to GALAGEN of the UCC Termination, Transamerica will have no right, title, and interest in and to the Equipment and other Collateral.

                                D .           In consideration of the release to be given by Transamerica pursuant to the UCC Termination, GALAGEN will: (a) pay to Transamerica by wire transfer in immediately available funds the principal amount of $145,000; (b) provide to TBCC Funding Trust I an original Amended and Restated Warrant, originally dated July 1, 1997 and amended as of the date hereof to reprice the Warrant price per share to $0.13 and extend the warrant term to June 30, 2009; and (c) provide to TBCC Funding Trust I a Stock Subscription Warrant for 40,000 shares of common stock at an exercise price per share of $0.13 dated as of the date hereof for a term of seven years.

                                 E.            Upon receipt of the documents and monies set forth in subparagraph (D)above, Transamerica will surrender for cancellation that certain Stock Subscription Warrant originally dated July 1, 1997 to purchase 40,000 shares of common stock of GALAGEN.

                2.             Mutual General Release.

                                A.            In consideration of Transamerica's entering into this Agreement, GALAGEN, acting on behalf of itself and its successors and assigns, and its and their past and present officers, directors, employees, managers, attorneys, accountants, agents, servants, shareholders and partners (collectively, the "GALAGEN Group"), hereby releases and forever discharges Transamerica and its successors and assigns, its and their subsidiaries and affiliates, and its and their past and present officers, directors, employees, managers, attorneys (including in-house attorneys), accountants, agents, and servants, and each of them, in all capacities, including individually (collectively, the "Transamerica Group"), from any and all actions, liabilities, liens, debts, damages, claims, suits, judgments, executions and demands of every kind, nature and description, including but not limited to tort claims, that the GALAGEN Group or any member thereof may have against any member of the Transamerica Group arising out of or related to the relationship or transactions between Transamerica and GALAGEN occurring before the Closing Date, and waives any and all defenses and rights of offset which the GALAGEN Group or any member thereof may have arising out of or related to the relationship or transactions between Transamerica and GALAGEN; provided, that this release shall not release any of the Transamerica Group from any of the following: (i) from any obligations arising under or created by this Agreement, (ii) any rights, privileges or benefits arising from or out of: (a) the Stock Subscription Warrant dated as of November 29, 2001; or (b) the Amended and Restated Stock Subscription Warrant dated as of July 1, 1997, each by and between GalaGen Inc. and TBCC Funding Trust I (“Stock Subscription Warrants”) or any stock issued or to be issued in connection therewith or rights or benefits granted in favor of TBCC Funding Trust I or the Transamerica Group pursuant to the Stock Subscription Warrants or any shares issued in connection therewith, or (iii) with respect to actions, liabilities, liens, debts, damages, claims, suits, judgments, executions or demands arising out of or related to any relationship or transactions between Transamerica and GALAGEN to the extent such relationship or transactions come into existence only after the Closing Date.

                                B.            Upon receipt of cash payment as set forth above in Section 1, Transamerica, acting on behalf of itself and the Transamerica Group, hereby releases and forever discharges each member of the GALAGEN Group from any and all actions, liabilities, liens, debts, damages, claims, suits, judgments, executions and demands of every kind, nature and description, including but not limited to tort claims, that the Transamerica Group or any member thereof may have against any member of the GALAGEN Group arising out of or related to the relationship or transactions between Transamerica and GALAGEN occurring before the Closing Date, and waives any and all defenses and rights of offset which the Transamerica Group or any member thereof may have arising out of or related to the relationship or transactions between Transamerica and GALAGEN; provided, that this release shall not release any of the GALAGEN Group from any of the following: (i) from any obligations arising under or created by this Agreement, (ii) any rights, privileges or benefits arising from or out of: (a) the Stock Subscription Warrants or any stock issued or to be issued in connection therewith or rights or benefits granted in favor of TBCC Funding Trust I or the Transamerica Group pursuant to the Stock Subscription Warrants or any shares issued in connection therewith, or (iii) with respect to actions, liabilities, liens, debts, damages, claims, suits, judgments, executions or demands arising out of or related to any relationship or transactions between Transamerica and GALAGEN to the extent such relationship or transactions come into existence only after the Closing Date.

                                C.            Each of the Releasing Parties waives and relinquishes any right or benefit, which such Releasing Party or any member thereof has or may have under any similar provision of the statutory or nonstatutory law of any jurisdiction.  In connection with such waiver and relinquishment, each of the Releasing Parties acknowledges that it is aware that it or its attorneys or agents may hereafter discover facts in addition to or different from those which it now knows or believes to exist with respect to the subject matter of this Release or the other parties hereto, but that it is such Releasing Party's intention hereby fully, finally and forever to settle and release all of the claims, disputes and differences, known or unknown, suspected or unsuspected, which now exist or may exist hereafter between or among the parties, except as otherwise expressly provided in this Agreement.  The release provided for in this Agreement shall be and remain in effect as a full and complete release notwithstanding the discovery or existence of any such additional or different facts.  These releases given herein are intended by each party to be a full and final release.

                3.             Representations and Warranties of GALAGEN.  GALAGEN represents and warrants to the other that:

                                A.            it is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified and in good standing as a foreign corporation to do business in the State of Minnesota;

                                B.            all corporate action on its part necessary for the authorization, execution, delivery and performance of this Agreement has been taken, and this Agreement is its valid and binding obligations;

                                C.            there is no action, suit or proceeding known to it that is pending or threatened that questions the validity or propriety of this Agreement or any action taken by it in connection herewith or therewith; and

                                D.            it is acknowledged and agreed that the Transamerica Agreements are valid and binding agreements and obligations, and the security interests and liens granted are valid, perfected encumbrances and are non-avoidable prior to their release under the provisions of this Agreement.

                4.             Conditions Precedent to Effectiveness.  This Agreement shall not become effective unless and until each of the following conditions precedent have been satisfied (or waived in writing by the party entitled to performance thereof):

                                A.            GALAGEN and Transamerica shall have each executed and delivered to the other this Agreement or a counterpart copy thereof.

                                B.            GALAGEN shall have paid all sums set forth herein.

                                C.            GALAGEN shall have delivered to Transamerica original Stock Subscription Warrants as described herein in Section 1(B).

                5.             Reliance.  Each party agrees that it has not relied upon any representation, warranty, condition, understanding or agreement of any kind in entering into this Agreement other than those actually set forth in this Agreement.

                6.             Advice of Counsel.  Each party represents that it has received independent advice from legal counsel of its own choosing with respect to the advisability of entering into this Agreement or has had the opportunity to obtain such counsel and has declined to exercise its right to do so.

                7.             Fees and Expenses.  INTENTIONALLY DELETED.

                8.             No Admission of Liability.  This Agreement is a compromise.  It is not an admission by either party of any wrongful conduct.

                9.             Authority.  Each person who signs this Agreement represents and warrants that he or she has the authority and capacity to act on behalf of the party for whom they are signing and to bind the party and all who might claim through it to the terms of this Agreement.

                10.           No Assignment.  The parties represent and warrant that they have not assigned, transferred, or purported to assign or transfer, in whole or in part, any interest in any of the rights and claims that are the subject of this Agreement.

                11.           No Amendment.  This Agreement cannot be amended or modified in any respect, except by a written instrument executed by GALAGEN and Transamerica or their respective successors, assigns or designated representatives.

                12.           GOVERNING LAW.  THIS AGREEMENT SHALL BE INTERPRETED, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.  If any provision shall be held to be invalid or unenforceable, the validity and enforceability of the remaining provisions shall not in any way be affected or impaired.  All parties shall be deemed to have participated in drafting this Agreement and it shall not be construed against any of them.

                13.           CONSENT TO JURISDICTION.  GALAGEN IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY ILLINOIS STATE OR FEDERAL COURT SITTING IN ILLINOIS FOR ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, AND GALAGEN IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH ILLINOIS STATE OR FEDERAL COURT.

                14.           Counterparts.  This Agreement may be executed in counterparts and copies may be used instead of originals.  The executed counterparts shall be construed as and constitute one document.

IN WITNESS WHEREOF, the parties have executed this Agreement the day and year set forth below.

Dated: November 29, 2001

GALAGEN INC.

	By:	/s/ H.J. Cardello
	Title:	President and CEO

Dated: November 29, 2001

TRANSAMERICA TECHNOLOGY FINANCE CORPORATION, successor in interest to TRANSAMERICA BUSINESS CREDIT CORPORATION

	By:	/s/ A.M. Sailer
	Title:	Vice President